Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made and entered into intending to be effective on September 20, 2007 (the “Commencement Date”) by and between Morgans Hotel Group Co., with a principal place of business at 475 Tenth Avenue, New York, NY 10018 (the “Company” or the “Employer”) and Fred J. Kleisner (the “Employee”).
WHEREAS, the former President and Chief Executive Officer of the company resigned from that position on the Commencement Date;
WHEREAS, the Employee has over 40 years of executive experience in the management of large hotels and leisure business operations and currently serves on the Board of Directors of the Company;
WHEREAS, upon the resignation of its former President and Chief Executive Officer, the Company approached Employee because of his significant experience with the Company’s business and the industry and requested that he immediately assume those positions;
WHEREAS, the Company desires to employ Employee as the Interim President and Chief Executive Officer, and Employee desires to be employed by the Company; and
WHEREAS, on the Commencement Date the Employee’s employment as Interim President and Chief Executive Officer of the Company commenced on the terms and conditions stated below.
NOW, THEREFORE, the Parties agree as follows:
1. Employment.
a. Company hereby agrees to employ Employee and Employee hereby accepts such employment, upon the terms and conditions contained in this Agreement.
b. Employee will perform the job duties of Interim President and Chief Executive Officer. Employee agrees to devote substantially his full time, energies and best efforts to the performance of his duties for Company, to the exclusion of all other business or employment activities.
2. Compensation.
The Company shall pay to the Employee, and the Employee hereby accepts, as payment for the services Employee renders to the Company remuneration in the following amounts and forms:
a. Salary. The Company will pay Employee a base salary equal to Sixty Five Thousand Dollars ($65,000.00) per month (the “Base Salary”) which shall be paid on the Company’s regular payroll schedule. Any adjustments in Employee’s Base Salary shall be made at the discretion of the Company’s Board of Director’s Compensation Committee (the “Comp Committee”).

b. Bonus. Employee shall be eligible to receive a performance bonus with a target of 100% of Employee’s Base Salary annualized, and a maximum bonus of 200% of Employee’s Base Salary annualized (the “Performance Bonus”). Employee’s Performance Bonus shall be pro-rated for the length of time Employee works during any partial calendar year, whether or not Employee is employed by the Company on the date bonuses are paid to the Company’s similarly situated employees. The amount of Employee’s Performance Bonus for 2007 shall be determined in the sole discretion of the Comp Committee based on two elements: (1) 75% of such Performance Bonus shall be calculated based on the quantitative results of the Company upon which performance bonuses for the Company’s other executive officers are based; and (2) 25% of the Performance Bonus shall be based on individual objectives determined by the Comp Committee. Criteria for Employee’s 2008 Performance Bonus shall be determined by the Comp Committee. This section 2b shall not be construed to prevent or limit the authority of the Comp Committee in its sole and absolute discretion to award Employee additional incentive or performance based compensation for the services rendered by Employee.
c. Expenses. During the term of this Agreement, Employee shall be entitled to reimbursement of all reasonable and actual out-of-pocket business and living expenses incurred by him in connection with his employment by the Company, including, without limitation the expenses set forth on Schedule A, , provided that the expenses are reasonably accounted for by the Employee. To the extent that any reimbursed expense constitutes taxable income to the Employee for Federal State or local income tax purposes, the Company will, to the extent permitted by law, “gross up” such reimbursement to cover the cost of such taxes by increasing the amount of the reimbursement by the amount necessary to fully gross up Employer for all Federal, New York State and New York City taxes attributable to such reimbursements. The gross up percentage for 2007 is 76.286 percent of all taxable reimbursed expenses. The applicable tax rates and methodology for calculating the gross up percentage is set forth on Schedule A and shall be adjusted in subsequent taxable years consistent with the methodology set forth on Schedule A if the tax rates for any of the applicable jurisdictions or the taxes imposed on Employee’s taxable income change.
e. Fringe Benefits. Employee will be eligible for benefits, including medical, dental, life insurance 401(k), and paid vacation, on the same basis as other, similarly situated employees and in accordance with the terms of the various plans governing these benefits.
3. Term and Termination.
This Agreement shall commence on Employee’s first day of employment for the Company. Either party may terminate this Agreement by providing the other party with written notice of its/his intent to terminate this Agreement thirty (30) days in advance of the date of such termination. Upon termination, Employee will be entitled to receive his base salary through the date of his termination, as well as his pro-rata bonus through the termination date.

4. Indemnification.
a. If the Employee is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding (as defined below) by reason of the fact that he is or was a director, officer, employee, agent, manager, trustee, consultant or representative of the Company or any of its affiliates or is or was serving at the request of the Company or any of its affiliates, or in connection with his service hereunder, as a director, officer, member, employee, agent, manager, trustee, consultant or representative of another person or entity, or if any Claim (as defined below) is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to the Employee’s service in any of the foregoing capacities, then the Employee shall promptly be indemnified and held harmless to the fullest extent permitted or authorized by the Certificate of Incorporation or Bylaws of the Company, or if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ and other professional fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Employee in connection therewith or in connection with seeking to enforce his rights under this Section4 (A), and such indemnification shall continue as to the Employee even if he has ceased to be a director, member, employee, agent, manager, trustee, consultant or representative of the Company or other person or entity and shall inure to the benefit of the Employee’s heirs, executors and administrators. The Employee shall be entitled to prompt advancement of any and all costs and expenses (including, without limitation, attorneys’ and other professional fees and other charges) incurred by him in connection with any such Proceeding or Claim, or in connection with seeking to enforce his rights under this Section 2(c)(iii), any such advancement to be made within 15 days after he gives written notice, supported by reasonable documentation, requesting such advancement. Such notice shall include, to the extent required by applicable law, an undertaking by the Employee to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that the Employee would otherwise have (including, without limitation, by agreement or under applicable law). For purposes of this Agreement, “Claim” shall include, without limitation, any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information and “Proceeding” shall include, without limitation, any actual, threatened, or reasonably anticipated, action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal or other.
b. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the period that this Agreement is in effect and thereafter until the later of (x) the sixth anniversary of the date on which the Employee’s employment with the Company terminates and (y) the date on which all claims against the Employee that would otherwise be covered by the policy (or policies) would become fully time barred, providing coverage to the Employee that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided to any other present or former senior executive or director of the Company.

5. Treatment of Confidential Information.
As a Company employee, Employee will acquire Confidential Information in the course of Employee’s employment. Employee agrees that, in consideration of employment with the Company, Employee will treat such Confidential Information as strictly confidential. Employee will not, directly or indirectly, at any time during employment with the Company or any time thereafter, and without regard to when or for what reason, if any, such employment shall terminate, use or cause to be used any such Confidential Information, in connection with any activity or business except in the normal course of performing his designated duties for the Company. Employee shall not disclose or cause to be disclosed any such Confidential Information to any third parties unless such disclosure has been authorized in writing by the Company or except as may be required by regulatory body or governmental body. “Confidential Information” is any Company confidential information not generally known to the public, including but not limited to trade secrets, mailing lists, financial information, business plans and/or policies, methods of operations, customer lists and information, sales and marketing plans, research and development plans, strategic plans, and any other information Employee acquires in the course of employment with the Company that is not readily available to the public.
6. Non-solicitation.
During the period that Employee is employed by the Company, and for a period of two (2) years thereafter, regardless of the reason Employee’s employment with the Company terminates, Employee will not directly or indirectly, either individually or through any entity with which Employee may become associated, cause, solicit, entice or induce any present or future employee of the Company to leave the employ of the Company and/or directly hire or directly or indirectly cause, solicit, entice or induce any present or future employee of the Company to become employed or associated in any capacity with a competitor of the Company.
7. Remedies.
Employee acknowledges that the breach or threatened breach of this Agreement will cause the Company irreparable harm to its business and good will, for which there may be no adequate remedy at law. Consequently, in the event that Employee breaches or threatens to breach the Agreement, the Company shall be entitled to both: (i) the issuance by a court of competent jurisdiction of an injunction, restraining order, or other equitable relief in favor of itself, without the necessity of posting a bond, restraining Employee from committing or continuing to commit any violation; and (ii) monetary damages insofar as they can be determined. Any right to obtain an injunction, restraining order or other equitable relief under this paragraph 6 shall not be deemed a waiver of any right to assert any other remedy the Company may have at law or in equity.
8. Tax Liability
It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Internal Revenue Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax being imposed.
9. Severability
If a court of competent jurisdiction holds any provision of this Agreement to be illegal, invalid or unenforceable, the remainder of the provisions of this Agreement shall continue in full force and effect. Further, if any court of competent jurisdiction construes any portion of any of the covenants contained in this Agreement to be unenforceable or unreasonable as to scope, the court may and is requested by the Parties to modify and enforce the covenants to the extent reasonable.

10. Entire Agreement; Amendment.
This Agreement expresses the entire and exclusive understanding of the parties to this Agreement only with respect to the matters covered by this Agreement and incorporates any and all prior agreements, understandings, negotiations and discussions relating hereto, whether written or oral, all of which are hereby terminated and canceled. This Agreement may be modified or amended only by a written instrument manually signed by all parties to this Agreement.
11. Applicable Law.
This Agreement has been made under and shall be construed and enforced in accordance with the laws of the State of New York, notwithstanding its choice of law rules to the contrary.
12. Notice.
Any notice, statement or demand required to be given under this Agreement shall be in writing and shall be sent by hand delivery against receipt, certified mail, return receipt requested or by a nationally recognized overnight carrier to the address of the parties first listed above.
13. Waiver.
The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by such party.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

EMPLOYER:		EMPLOYEE:

MORGANS HOTEL GROUP CO.

By:	/s/ Richard Szymanski	/s/ Fred J. Kleisner

Name:	Richard Szymanski	Fred J. Kleisner

Title:	Chief Financial Officer

SCHEDULE A
REIMBURSEMENT EMPLOYEE EXPENSES
1.	All Employee business travel expenses which shall specifically include fist class seating and accommodations.

2.	All travel expenses of Employee’s spouse accompanying Employee in connection with Employee’s business travel which shall specifically include first class seating and accommodations.

3.	Employee’s housing expenses for a residence in New York, New York, not to exceed $30,000 per month before the tax gross up.

4.	Employee shall receive a relocation reimbursement to compensate Employee for the cost of transporting personal items to New York, New York during the Initial Term.

5.	Employee shall be provided one reasonably satisfactory automobile by the Company or be reimbursed for the cost of leasing one reasonably satisfactory automobile.

6.	All parking expenses in New York, New York for one automobile.

7.	All of Employee’s legal and accounting fees incurred in connection with the review, negotiation and drafting of this Agreement, any amendment thereto and other documents related thereto.
(Schedule 2c continued on following page)

TAX GROSS UP

Rates

(1)	Federal Income Tax	35.000%

(2)	Federal Medicare Tax	1.450%

(3)	New York State Income Tax	6.850%

(4)	New York City Income Tax	3.648%

	Less: 35% Federal Income Tax Benefit for deduction of (3) and (4)	( 3.674%)

	Initial Gross Up Percentage	43.274%

	Full Gross Up Percentage	76.286%[1]

[1]	1
	100% — 43.274%	=	76.286%